NEWS RELEASE
Contact:
Sharon Wenzl
Cooper Standard
(248) 596-6211
sswenzl@cooperstandard.com

Cooper Standard Names Campbell as Chief Infrastructure Officer; Hardt as Chief Financial Officer
Appointments support company’s strategic growth, especially in Asia-Pacific Region

NOVI, Mich., Jan. 27, 2015 – Cooper-Standard Holdings Inc. (NYSE: CPS), the parent company of Cooper-Standard Automotive Inc. (“Cooper Standard”), today announced the appointments of
Allen J. Campbell as executive vice president and chief infrastructure officer with concentration in the Asia-Pacific region, and Matthew W. Hardt as executive vice president and chief financial officer (CFO).

Hardt will join Cooper Standard as executive vice president on February 2 and become CFO on March 2 when Campbell transitions to the chief infrastructure officer position stationed in the Asia-Pacific region. Hardt will be located at the company’s world headquarters in Novi, Mich. As members of the company’s Global Leadership Team, both executives will report directly to Jeffrey Edwards, chairman and CEO.

In the newly established position of chief infrastructure officer, Campbell will ensure the financial, business process and information technology (IT) systems are aligned to support the growth of the company, especially in the Asia-Pacific region where Cooper Standard is expanding at a rapid pace. Campbell will also contribute to on-going M&A activity as the corporate liaison on the ground in the Asia- Pacific region. The company’s IT department will report to Campbell as a part of the global infrastructure function.

As CFO, Hardt will have primary responsibility for directing the company’s corporate finance team, including treasury, internal audit and tax. He will also have oversight responsibility for investor relations which continues to evolve as the company expands its investor relations activities to service its broader stakeholder base.

“Given our forecasted growth, especially in Asia, it is important to have the appropriate infrastructure in place to support our global business,” said Edwards. “Allen’s expertise with Cooper Standard business systems, experience leading the global IT organization and knowledge gained from his considerable Asia experience throughout his career make him the ideal candidate to lead this effort. We are also pleased to have Matt join the Cooper Standard team, as he is well-positioned to lead the financial functions of our growing global enterprise. In addition to his broad global financial experience and expertise, Matt is a Master Black Belt in Six Sigma and has successfully applied Six Sigma practices to help create world-class global finance organizations.”

Campbell has more than 30 years of corporate finance and leadership expertise, including considerable experience in the Asia-Pacific region. He has been with Cooper Standard since 1998, serving in a series of financial and corporate leadership roles of increasing responsibility, including vice president of Asian operations. Prior to joining Cooper Standard, Campbell held various non-automotive, financial and business positions for The Dow Chemical Company for 18 years. He is a certified public accountant and earned a Master of Business Administration degree in finance from Xavier University in Cincinnati and a Bachelor of Arts degree in accounting from Ball State University in Muncie, Ind.

Hardt brings more than 25 years of financial experience to Cooper Standard, most recently serving as senior vice president, finance for the industrial solutions, and before that, the consumer and industrial solutions divisions at TE Connectivity Ltd. (previously Tyco Electronics). He also served as vice president of finance for Tyco’s specialty products group. He previously served in multiple roles of increasing responsibility at General Electric Co., including CFO for a number of the company’s global divisions. Hardt earned a Bachelor of Science degree in finance from Siena College in Albany, New York.

About Cooper Standard
Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include sealing, fuel and brake delivery, fluid transfer and anti-vibration systems. Cooper Standard employs more than 27,000 people globally and operates in 20 countries around the world. For more information, please visit www.cooperstandard.com.

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Editor’s Note:	For a high-res headshot of Hardt and Campbell, please contact Adriana Van Duyn at avanduyn@bianchipr.com.